Exhibit 16.1

[LETTERHEAD OF PRICEWATERHOUSECOOPERS]

March 24, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Ryerson Savings Plan, formerly Ryerson Tull Savings Plan, (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Ryerson Savings Plan dated March 6, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/    PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP